Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.

Registration Statements (Forms S-8 No. 333-166220, 333-189621, 333-206173, 333-221827, and 333-225552) pertaining to the Amended and Restated 2013 Stock Incentive Plan, 2010 Employee Stock Purchase Plan, and 2018 Equity Incentive Plan of Sangamo Therapeutics, Inc., and

2.	Registration Statements (Forms S-3 No. 333-218294 and 333-224418) and related prospectuses of Sangamo Therapeutics, Inc.;

of our reports dated March 1, 2019, with respect to the consolidated financial statements of Sangamo Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Sangamo Therapeutics, Inc. included in this Annual Report (Form 10-K) of Sangamo Therapeutics, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Redwood City, California

March 1, 2019